Exhibit 10.13

Esurance Holdings, Inc.

Performance Unit Plan

2007-2009

The Purpose of the Plan:

1.              The purpose of the Plan: is to advance the interest of Esurance Holdings, Inc. (the “Company”) and its owners by providing incentives to service providers and by providing for a reasonable sharing of the financial performance of the enterprise between owners and service providers.

2.              Summary:  From time to time, the Board of Directors of the Company (the “Board”) may grant to executives of, or consultants to, the Company or its subsidiaries (each, a “Participant”) a number of units (“Performance Units”) whose ultimate payment value (the “Award Value”) is determined in relation to the economic performance of the Esurance Segment over specified periods of time (each such period, an “Award Period”) as set forth in this Plan.  Performance Units granted for any Award Period ending prior to December 31, 2009 will have an initial financial value of $1,000 which value will increase or decrease based upon periodic Net EROAC (such value, as increased or decreased over time, the “Financial Value”).  At the end of each Award Period, the Board will determine (i) the final Financial Value of each Performance Unit based upon annual Net EROAC over such Award Period, and (ii) the Economic Combined Ratio for such Award Period.  If the Economic Combined Ratio is less than or equal to 100% for such Award Period, the Board in its sole discretion will assign a multiplier percentage from 0% to 100% (the “Harvest Percentage”) for such Award Period taking into account the growth in direct written premium and gross Economic Value Added over the Award Period relative to the Company’s plan for such period.  If the Economic Combined Ratio is greater than 100%, then the Harvest Percentage will be 0%.  The Award Value of the matured Performance Units for an Award Period shall be equal to the product of (x) the number of Performance Units in the applicable Grant, (y) the Financial Value of a Performance Unit for the Award Period, and (z) the applicable Harvest Percentage, all as finally determined by the Board.  Following such determinations, either a cash payment will be made to the Participant equal to the Award Value of the Performance Units (subject to applicable tax withholding) or, if the Participant shall have so elected under terms permitted by the Company, a credit of all or a portion of such amount will be made to a deferred compensation plan maintained by the Company.

3.              Administration:  The Plan shall be administered by the Board, or by persons or committees designated by the Board from time to time to whom the Board may delegate any of its rights, powers or authorities under this Plan.  The Board shall have the authority to select the Participants, to determine the size and terms of the Grants, to modify the terms of any Grant, to determine the time when grants will be made, to determine the Award Periods applicable to a Grant, to determine the Harvest Percentages applicable to a Grant, to determine the terms of a

Participant’s Grant (which need not be identical or uniform), to establish economic performance thresholds, targets or goals to be attained during the Award Periods (“Performance Goals”), to certify whether such Performance Goals were attained and to make such other determinations that are not prohibited by this Plan.  The Board is authorized to interpret the Plan to establish amend and rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable.  Any decision of the Board in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final conclusive and binding on all parties concerned.  Determinations made by the Board under the plan need not be uniform and may be made selectively among Participants regardless of whether such Participants are similarly situated. The Company shall have the right to deduct from any payment made under the Plan any taxes required by law to be withheld with respect to such payment.

4.              Eligibility and Participation:  The Board shall select the Participants from among the executives and consultants who are in a position to have a material impact on the financial results of the Company.  The designation of the Participants may be made individually or by groups or classifications of executives or consultants, as the Board deems appropriate.  No executive or consultant shall have any right to be designated as a Participant and the designation of an executive or consultant as a Participant shall not obligate the Board to continue such executive or consultant as a Participant in subsequent periods.

5.              Grants:

(a)           Grant:  Each Grant shall specify at least (i) the number of Performance Units granted, (ii) the Award Period, (iii) the Performance Goals to be attained within the Award Period, and (iv) the method for determining the Award Value of Performance Units based upon the attainment of such Performance Goals.

(b)           Performance Measures:  The performance measures and the method for determining the Award Value of Performance Units for any Grant shall be as determined by the Board and as stated in the Grant, which determinations shall be final, binding and not subject to challenge by Participants.

(c)           Payment:  As soon as practicable after the end of an Award Period, the Board shall with respect to all Grants relating to such Award Period (i) determine whether and the extent to which the applicable Performance Goals have been attained, (ii) determine the Harvest Percentage for such Award Period, and (iii) ascertain the Financial Value of a Performance Unit.  Unless otherwise determined by the Board or set forth in a Grant agreement, the Award Value of a Grant for an Award Period shall be equal to the product of (x) the number of Performance Units in the applicable Grant, (y) the Financial Value of a Performance Unit for the applicable Award Period, and (z) the applicable Harvest Percentage, all as finally determined by the Board.  Except as provided in Section 7, payment in respect of a Participant’s Performance Units in whatever form specified in the Grant agreement will be settled within 2 ½ months after the end of the Award Period.

(d)           “Stub Period” Grants:  In addition to standard three-year Award Period Grants, the Board may also issue “stub period” Performance Unit Grants with Award Periods covering one or two years.

(e)           Number of Performance Units:  With respect to all Award Periods ending on or prior to December 31, 2009, the Board is authorized to make Grants of up to the number of Performance Units specified below:

Award Period	Performance Units
2007-2009	9,897

6.              Termination of Employment:  Except as set forth in Section 7 or otherwise in a Grant agreement, a Participant shall immediately forfeit all outstanding Grants upon any termination of employment with the Company and its subsidiaries, and, if applicable, any termination of a Related Employment assignment, prior to the end of the Award Period with respect to which such Grants relate.

7.              Change in Control:

(a)   If a Qualifying Termination Event occurs with respect to a Participant within 24 months after a Change in Control, then each Grant of Performance Units made to a Participant prior to the Change of Control with respect to which the payment of Award Value has not been made as of such Qualifying Termination Event shall be canceled and such Participant shall be entitled to receive in respect of each such canceled Grant a payment equal to the Participant’s Pro Rata Portion of the Financial Value of the Performance Units determined as follows:  (i) Financial Value of the Performance Units shall be calculated from the beginning of the Award Period through the Change in Control based on actual Net EROAC for such period as determined by the Board of Holdings immediately prior to the Change in Control, (ii) Financial Value of the Performance Units shall be calculated from the Change in Control through the date of the Qualifying Termination Event based on actual Net EROAC for such period as determined in good faith by the post-Change in Control Board of Holdings, and (iii) Financial Value of the Performance Units shall be calculated from the Qualifying Termination Event through the end of the Award Period based on the target annual Net EROAC for the Grant (as determined by the Board at the time of the applicable Grant), in each case using the reassessed Franchise Value Multiple as determined by the Board immediately prior to the Change in Control.  Such payment shall be made within 2 ½ months of the Qualifying Termination Event.  The Harvest Percentage for all determinations of Award Value made under this Section 7 shall be 100%.

“Pro Rata Portion” means a fraction, the numerator of which is the number of whole months beginning with the start of the Award Period during which the Participant was continuously employed by the Company or any its subsidiaries (or in a Related

Employment assignment) through the date of termination and the denominator of which is the number of whole months in the Award Period.

(b)   Notwithstanding anything herein to the contrary, if, following a Change in Control, a Participant’s employment with the Company or one of its subsidiaries remains continuous through the end of an Award Period then the Participant shall be paid with respect to those Grants for which he would have been paid had there not been a Change in Control, and the Award Value of such Performance Unit Grants shall be determined in accordance with Section 5 above.

8.              Amendments or Termination:  The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any then outstanding Grant to a Participant without such Participant’s consent; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit outstanding or future Grants to comply with all applicable requirements of the Internal Revenue Code of 1986, as amended, or any successor thereto, or other applicable laws.

9.              No Right to Employment or Engagement:  Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by, or to continue to perform services for, the Company or any subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its subsidiaries.

10.       Nontransferability of Grants:  A Grant shall not be transferable or assignable by the Participant, other than as described in Section 16 of this Plan.

11.       Reduction of Grants:  Notwithstanding anything to the contrary herein, the Board, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its subsidiaries by the Participant.

12.       Claims Procedure:  In general, any claim for benefits under the Plan shall be filed with the Board of Directors by a Participant or beneficiary.  The Board will consider the claim promptly.

13.       Miscellaneous Provisions:  The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder.  The Plan is unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participant’s rights to any payment hereunder shall be no greater than the rights of the Company’s unsecured creditors.  All references to Sections herein shall be deemed to be references to the specified sections of this Plan.

14.       Taxes:  The Company and its subsidiaries shall have the right to deduct from any payment made under the Plan any taxes required by law to be withheld with respect to such payment.

15.       Choice of Law:  The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof.

16.       Designation of Beneficiary by Participant:  A Participant may name a beneficiary to receive any payment to which he or she may be entitled in respect of a Grant in the event of his or her death.  A Participant may change his or her beneficiary from time to time.  If the Participant has not designated a beneficiary, or if no designated beneficiary is living on the date on which any amount becomes payable, that amount shall be paid to the Participant’s estate.

17.       Definitions:

Terms used in the Plan or in a Grant shall have the following meanings:

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person.

“After-Tax” means, with respect to any amount, (i) such amount, multiplied by (ii) 1 minus the highest marginal tax rate for corporations applicable under the Code.

“Average Deployed Capital” means, for any period, the average daily amount of capital invested in, loaned to, or guaranteed on behalf of (including reinsurance capital and sunk costs) the Esurance Segment by its Affiliates in such period, as determined by the Board.  Capital deployed by Affiliates in the Esurance Segment at December 31, 2006 was $449.6 million, consisting of $190.3 million of equity, $40.2 million of debt and accrued interest and $219.1 million of reinsurance capital.

“Cause” means (i) an act or omission by the Participant that constitutes a felony, (ii) willful gross negligence or willful gross misconduct by the Participant in connection with his employment by the Company or by a subsidiary which causes, or is likely to cause, material loss or damage or substantial public disgrace or disrepute to the Company, (iii) the commission of any other act or omission by the Participant involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries, or (iv) the Participant’s substantial and repeated failure to perform duties as reasonably directed by the executive to whom Participant directly reports.

“Change in Control” shall have occurred when (i) any person or group (within the meaning of sections 13(d) or 14(d)2 of the Securities Exchange Act of 1934, as amended) other than White Mountains Insurance Group, Ltd (“WTM”) or any of its subsidiary or affiliated companies, an underwriter temporarily holding securities of the Company in connection with a public issuance thereof, or an employee benefit plan of the Company or its affiliates, shall become the beneficial owner (within the meaning of rule 13d-3 under the Exchange Act) of a greater number of shares of the then outstanding common stock of the Company than WTM and its subsidiary and affiliated companies, or (ii) WTM and its subsidiary or affiliated companies are no longer the beneficial owners of at least thirty-five percent or more of the then outstanding common stock of the Company, or (iii) the Company has disposed of all or substantially all of the assets of the Company to any person or group other than WTM or its subsidiary and affiliate companies.

“Compensation Expenses” means (i) cash long term incentive plan awards (including Grants made under this Plan), and (ii) appreciation on all deferred compensation balances regardless of investment choice.

“Economic Combined Ratio” means, for any period, the combined ratio of the Esurance Segment for such period determined in accordance with GAAP, adjusted to (i) amortize insurance policy acquisition expenses over the term of such policies and their expected renewals, and (ii) offset insurance policy acquisition expenses with revenue received from customer referrals, in each case as determined by the Board.

“Economic Net Income” means, for any period, the After-Tax net income (after all Compensation Expenses) of the Esurance Segment for such period determined in accordance with GAAP, adjusted to (i) standardize investment returns at the ten-year treasury yield plus 100 basis points, and (ii) amortize policy acquisition expenses over the term of the policy and its expected renewals, in each case as determined by the Board.

“Economic Return” means, for any period, (i) Economic Net Income for such period plus (ii) Franchise Value Added for such period.

“Economic Value Added” means, for any period, (i) Economic Return for such period before Compensation Expenses minus (ii) the product of (x) Average Deployed Capital for such period multiplied by (y) 4.70%.

“Esurance Segment” means the Company and its subsidiaries on a consolidated basis, together with the assets and liabilities of other direct or indirect subsidiaries of White Mountains Insurance Group, Ltd. which are maintained in support of the business of the Company and its subsidiaries (including, without limitation, quota shared business and reinsurance).

“Franchise Value Added” means, for any period, the product, After-Tax, of (i) the Franchise Value Multiple in effect for such period, and (ii) the excess of the Esurance Segment’s direct written premium as of the last day in the period over direct written premium as of the last day in the prior period, as determined by the Board.

“Franchise Value Multiple” means, initially, 0.3, or such other number as is determined by the Board in its sole discretion following any Reassessment Event.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Grant” means an offer by the Board to an executive or consultant to participate in the Performance Unit Plan. Such Grant will specify the Award Period, the number of Performance Units being granted, any applicable Performance Goals, the method for judging attainment of the Performance Goals, and other relevant terms applicable to such Grant.

“Net EROAC” initially means, for any period, a fraction (which may be greater than or less than one), the numerator of which is the Economic Return for such period and the denominator of which is the Average Deployed Capital for such period.

“Participant” means a recipient of a Grant that has not otherwise been rescinded, forfeited or settled.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Qualifying Termination Event” means, with respect to a Participant, a Termination Without Cause or a Constructive Termination, as defined below.

a.     Termination Without Cause: A termination of the Participant’s employment with the Company or its subsidiaries by the Company or any such subsidiary, or from Related Employment by such employer, other than (i) due to the Participant’s death or disability (as defined by the board of directors of the relevant employer), or (ii) for Cause.  A transfer of a Participant’s employment to a Related Employment assignment shall not be considered a Termination without Cause hereunder.  Notwithstanding anything herein to the contrary, a termination of a Participant’s employment with the Company or one of its subsidiaries due solely to the consummation of a corporate transaction described in the definition of Change in Control shall not be deemed to be a “Termination Without Cause” if the Participant is employed by the acquiror or one of its Affiliates and the acquiror or one of its Affiliates formally assumes the Company’s obligations under this Plan or places the Participant in a similar or like plan with no diminution of the value of the awards granted.

b.     Constructive Termination.  A termination of employment with the Company or its subsidiaries, or from a Related Employment assignment, at the initiative of the Participant that the Participant declares, by prior written notice delivered to the Secretary of the Company or Related Employer (as applicable), to be a Constructive Termination by the Company or such Related Employer and which follows (i) a material decrease in his or her base salary or (ii) a material diminution in the authority, duties or responsibilities of his or her position as a result of which the Participant determines in good faith that he or she cannot continue to carry out his/her job in substantially the same manner as it was intended to be carried out immediately before such diminution.  Notwithstanding anything herein to the contrary, a Constructive Termination shall not occur until and unless 30 days have elapsed from the date the Company or Related Employer receives such written notice from the

Participant and, during that period, the Company or Related employer fails to cure, or cause to be cured, the circumstance serving as the basis on which the declaration of Constructive Termination is given.

“Reassessment Event” means one or more events, transactions, facts or circumstances affecting the business of the Esurance Segment which the Board in its sole discretion believes justifies a change to the Franchise Value Multiple, but which in any event shall include any Change in Control.

“Related Employer” mean an employer with respect to any Related Employment.

“Related Employment” means the employment of a Participant by an employer other than the Company or any of its subsidiaries, where (i) such employment is undertaken by the Participant at the request of the Company, and (ii) such employment is recognized by the Board, in its sole discretion, as Related Employment for purposes of this Plan.

18.       Effective Date of the Plan:  The Plan shall be effective as of January 1, 2007.

IN WITNESS WHEREOF, Esurance Holdings, Inc. has caused this Plan to be executed this 31st day of May, 2007.

ESURANCE HOLDINGS, INC.

By:
Name:	Gary C. Tolman
Its:	President & CEO